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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of AXENT Technologies, Inc. on Form S-8 (File Nos.333-08827, 333-08829, 333-08831, 333-24205, 333-47373, 333-47375 and 333-47379) of our reports, dated
January 27, 1998, on our audits of the balance sheets of AXENT Technologies, Inc., as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and the related financial statement schedules, which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Consolidated Financial Data."


                                    Coopers & Lybrand L.L.P.


Washington, D.C.
March 30, 1998